UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2015

ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN
(State or other jurisdiction of incorporation)

000-18415	38-2830092
(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street, Mt. Pleasant, Michigan	48858-1649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Effective May 1, 2015, the registrant adopted the Isabella Bank Corporation Stock Award Incentive Plan ("Incentive Plan"). The Incentive Plan is an equity-based bonus plan the primary purpose of which is to promote the growth and profitability of the registrant and its wholly owned subsidiary, Isabella Bank (the “Bank”), by attracting and retaining executive officers and key employees of outstanding competence through ownership of equity that provides them with incentives to achieve corporate objectives.
Under the Plan, the registrant may award stock bonuses to eligible employees on an annual basis. The eligible employees are the registrant’s chief executive officer, the registrant’s president and the Bank’s president. Each of these individuals is also a named executive officer of the registrant. The Incentive Plan authorizes the issuance of vested stock to an eligible employee worth up to 10% of the employee’s annualized base wages, on a calendar year basis.
The Incentive Plan imposes several conditions on the issuance of stock awards. The employee must be actively employed on December 31st of the Incentive Plan year to receive an award, or must have retired during the year to receive a prorated award. The employee must also receive a “Meets Expectations” or higher rating on his or her most recent evaluation, and must satisfy the annual performance targets and measures established by the Board of Directors, which will mirror the annual performance targets and measures established for the employee under the Corporation's annual performance incentive cash program. If these grant conditions are not satisfied, then the award and grant of shares will lapse or be adjusted appropriately, at the discretion of the Board of Directors. Transfers of shares granted under the Incentive Plan are restricted.
The foregoing brief description of the Incentive Plan is qualified in its entirety by reference to the text of the Incentive Plan, a copy of which is attached as Exhibit 10.1.
Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description

10.1	Isabella Bank Corporation Stock Award Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION

Dated:	May 6, 2015	By:	/s/ Dennis P. Angner
Dennis P. Angner, President & CFO